EXHIBIT 99.1

PRESS RELEASE

Esterline Announces Renewal of Shareholder Rights Plan

      BELLEVUE, Wash.-December 12, 2002-Esterline Technologies Corporation (NYSE:ESL) today announced that its Board of Directors has adopted a Shareholder Rights Plan to replace the plan expiring December 23, 2002 and declared a dividend distribution of one preferred share purchase right on each outstanding share of Esterline common stock.

      The rights are designed to enable all Esterline stockholders to receive fair and equal treatment in the event of a proposed takeover of Esterline, and to guard against the use of partial tender offers, squeeze-outs, open market accumulations or other abusive tactics to gain control of Esterline without paying all stockholders a control premium. The Shareholder Rights Plan is not being adopted in response to any specific effort to acquire control of the Company. The preferred share purchase rights will replace similar purchase rights that were distributed pursuant to the Shareholder Rights Plan adopted in 1992, which will expire on December 23, 2002.

      The new rights will be exercisable only if a person or group acquires 15% or more of the outstanding Esterline common stock or launches or announces an intent to launch a tender or exchange offer which could result in the offeror becoming the beneficial owner of 15% or more of the common stock. Each right will entitle stockholders to buy one one-hundredth of a share of a new class of serial preferred stock called Series B Serial Preferred Stock at an exercise price of $161.00.

      If a person or group acquires 15% or more of the outstanding Esterline common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right's then-current exercise price, shares of Esterline common stock having a market value of twice the exercise price. In addition, if Esterline is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the outstanding Esterline common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, shares of the acquiring company's common stock having a market value of twice the exercise price.

      At any time until ten days following the public announcement by any person of the acquisition of 15% or more of the beneficial ownership of Esterline's common

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stock, the rights are redeemable for one cent per right at the option of the Board of Directors.

      The nontaxable dividend distribution will be made on December 23, 2002, granted to stockholders of record on that date. The rights will expire on December 11, 2012.

      This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in aerospace/defense industry demand or because of current uncertainties associated with telecommunications and computer markets and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 26, 2001.

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